Exhibit 99.1
FINISAR CORPORATION FILES RESALE REGISTRATION STATEMENT
FOR PREVIOUSLY ISSUED SHARES
REGISTRATION STATEMENT ON FORM S-3 REPLACES PRIOR S-1 FILING
SUNNYVALE, CA, June 5, 2006 – Finisar Corporation (NASDAQ: FNSR), a technology leader in gigabit fiber optic solutions for high speed data networks, announced today that it filed with the Securities and Exchange Commission a registration statement on Form S-3 for the possible resale by selling stockholders of shares of common stock. The filing automatically became effective upon filing with the SEC.
The shares covered by the registration statement were originally issued by Finisar to Infineon Technologies AG in January 2005 in consideration for Finisar’s acquisition of certain assets associated with Infineon’s fiber optics business unit and were acquired in April 2005 by certain funds managed by VantagePoint Venture Partners. Under the registration rights agreement entered into at the time the shares were originally issued, the Company is required to maintain a registration statement covering the resale of the shares for a period of two years. The registration statement on Form S-3 replaces an existing registration statement on Form S-1 covering the resale of the same shares. Finisar will receive no proceeds from the sale of shares of common stock that may be made under the registration statement.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such state.
ABOUT FINISAR
Finisar Corporation is a technology leader for fiber optic subsystems and network test and monitoring systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet local area networks (LANs), Fibre Channel storage area networks (SANs), and metropolitan area networks (MANs) Fibre Channel, IP, SAS, SATA and SONET/SDH-based protocols. The Company’s headquarters is in Sunnyvale, California, USA. www.finisar.com
Contact:
Steve Workman
Investor Relations
(408) 542-5050
investor.relations@finisar.com